SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT THE PALMER SQUARE ABSOLUTE RETURN FUND

July 25, 2012

To the Shareholders of the Palmer Square Absolute Return Fund:

The Board of Trustees of Investment Managers Series Trust has taken the following actions with respect to sub-advisors of the Palmer Square Absolute Return Fund (the “Fund”):

•	The Board has appointed Turner Investments, L.P. as a new sub-advisor to the Fund.

•
The Board of Trustees re-appointed Fountain Capital Management, L.L.C. (“Fountain”) as a sub-advisor to the Fund, effective upon the closing of each step of a proposed two-part reorganization of Fountain’s ownership interests.  Fountain has served as sub-advisor to the Fund since October 12, 2011.  However, under the Investment Company Act of 1940, each part of the reorganization would automatically terminate Fountain’s current sub-advisory agreement with respect to the Fund.

Palmer Square Capital Management LLC continues to serve as investment advisor to the Fund.  Argonaut Management, L.P., Coe Capital Management, LLC, Cramer Rosenthal McGlynn, LLC, Forum Asset Management, LLC, Glaxis Capital Management, LLC, Madison Street Partners, LLC, Mesirow Financial Investment Management, Inc., Pinebank Asset Management, L.P. and SSI Investment Management, Inc. continue to serve as sub-advisors to the Fund, although the sub-advisors to which the Fund’s assets are allocated and the amounts of their allocations may change from time to time in the sole discretion of Palmer Square.  There will be no increase in fees to the Fund and its shareholders as a result of the appointment of Turner as a new sub-advisor, or the re-appointment of Fountain as a sub-advisor, of the Fund.

The next few pages of this package feature more information about Turner and Fountain.  Please take a few moments to read them.  Call us at 1-866-933-9033 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Palmer Square Absolute Return Fund.

Sincerely,

John Zader
President

INVESTMENT MANAGERS SERIES TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
PALMER SQUARE ABSOLUTE RETURN FUND

This document is an Information Statement and is being furnished to shareholders of the Palmer Square Absolute Return Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued to the Trust by the Securities and Exchange Commission (the “SEC”).  Palmer Square Capital Management LLC (“Palmer Square”) serves as the investment advisor for the Fund.  The exemption order permits Palmer Square and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisors, terminate sub-advisors, and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if Palmer Square and the Board retain a new sub-advisor, the Trust is required to provide an Information Statement to shareholders of the Fund explaining the change.

This Information Statement is being mailed on or about July 31, 2012, to the shareholders of the Fund as of July 13, 2012.  The Fund will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
PLEASE DO NOT SEND US A PROXY.

Appointment of Turner Investments L.P. as a Sub-advisor and
Re-appointment of Fountain Capital Management, L.L.C. as a Sub-advisor to the Palmer Square Absolute Return Fund

On June 21, 2012, the Board of Trustees of Investment Managers Series Trust (the “Trust”), including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Turner Investments L.P. (“Turner”) as a new sub-advisor to the Palmer Square Absolute Return Fund series of the Trust (the “Fund”).  The Board approved Turner upon the recommendation of Palmer Square Capital Management LLC (“Palmer Square”), the Fund’s investment advisor.

On April 24, 2012, and June 21, 2012, the Board and the Independent Trustees unanimously approved the re-appointment of Fountain Capital Management, L.L.C. (“Fountain”) as a sub-advisor to the Fund.  Fountain has served as a sub-advisor to the Fund since October 12, 2011.  In April 2012, Palmer Square informed management of the Trust that Palmer Square had received notice of a pending two-step restructuring of Fountain’s ownership interests.  Palmer Square explained that Fountain had issued two classes of shares, Class A  and Class B shares.  In the first step of the restructuring, which was expected to close within a few weeks, Atlantic Asset Management, LLC, the owner of 100% of Fountain’s Class A shares, would be selling the Class A shares back to Fountain.  In the second step, which was expected to close within a few months, FCM Management, LLC, which owns 99% of Fountain’s Class B interests, would be purchasing the interests of three former Fountain investment professionals.

Under the 1940 Act, each step of the Fountain transaction would automatically terminate Fountain’s existing sub-advisory agreement with the Fund.  Accordingly, upon Palmer Square’s recommendation, on April 24, 2012, the Board approved a new sub-advisory agreement with Fountain with respect to the Fund to be effective on the date of the closing of the first Fountain transaction, which closed on May 10, 2012, and on June 21, 2012, the Board approved a new sub-advisory agreement with Fountain with respect to the Fund to be effective on the date of the closing of the second Fountain transaction, which is expected to close in October 2012.  Each new sub-advisory agreement would have substantially the same terms as the then-current sub-advisory agreement between Palmer Square and Fountain.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Turner or Fountain.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Turner or Fountain, any of Turner’s or Fountain’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Turner or Fountain, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Turner Investments L.P.

At its June 2012 meeting, in connection with its review of the proposed sub-advisory agreement with Turner, the Board considered a variety of matters with respect to Turner, including information about the background, education and experience of its portfolio management and operational personnel; its capitalization and overall financial strength and stability; its risk management processes and compliance policies and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization.  The Board also reviewed information regarding Turner’s investment philosophy and processes as well as its brokerage, trading and soft dollar practices.

The Board reviewed information regarding the historical performance of the Turner Titan Composite, a composite of accounts managed by Turner using the same long/short strategy it would use in managing its portion of the Fund, noting that the returns of the composite (which commenced July 2010) were significantly higher than those of the HFRX Equity Hedge Index for the three-month, six-month, one-year and since inception periods ended March 31, 2012.

The Board observed that the sub-advisory fees proposed to be charged by Turner would not be higher than the asset-based and performance-based fees paid to Turner by its other clients, or the asset-based fees paid to Turner by its other registered fund client, with similar objectives and policies to those of the Fund.  The Board also considered information relating to Turner’s estimated profitability with respect to the Fund, which they determined was reasonable.  The Trustees noted the Fund’s asset levels were still too low to achieve significant economies of scale and that the matter of such economies with respect to Turner’s sub-advisory fees would be reviewed in the future as Fund assets grow.

Based on its review of the materials and a presentation by Palmer Square, the Board concluded that Turner would provide its portion of the Fund with a reasonable potential for good investment results, and that the nature of the investments of Turner would be acceptable.  The Board also concluded that Turner would have the capabilities, resources and personnel necessary to manage its portion of the Fund.  In addition, the Board concluded that the compensation proposed to be paid to Turner was fair and reasonable in light of the nature and quality of the services it would provide to the Fund.  Based on these and other considerations, the Board and the Independent Trustees approved the sub-advisory agreement with Turner for an initial two-year term.

Consideration of the Board of Trustees Regarding Fountain Capital Management, L.L.C.

April 2012 Meeting

At its April 2012 meeting, in connection with its review of the proposed new sub-advisory agreement with Fountain, the Board considered a variety of matters including information about the proposed repurchase by Fountain of  Fountain’s Class A shares from Atlantic Asset Management, LLC; the performance of Fountain’s portion of the Fund; a representation by Palmer Square that there would be no material changes in Fountain’s operations, including those related to day-to-day management or compliance operations relevant to the Fund, in connection with the proposed transaction; and a representation by Palmer Square that other than the proposed change in Fountain’s ownership structure, there were no material changes to the information regarding Fountain reviewed by the Board at its September 2011 meeting in connection with the Board’s initial appointment of Fountain as a sub-advisor to the Fund.

The Board discussed the performance of Fountain’s portion of the Fund, and noted a representation by a representative of Palmer Square that Palmer Square is satisfied with the performance of Fountain’s portfolio and believes it would be in the best interest of the shareholders of the Fund to have Fountain continue to manage its portion of the Fund.  The Board also noted that the terms of the new sub-advisory agreement with Fountain would be substantially the same as those of the then-current agreement, including the sub-advisory fees to be paid by Palmer Square to Fountain, and that therefore there would be no change in the profitability of either Palmer Square or Fountain in connection with the re-appointment of Fountain as a sub-advisor to the Fund.  The Board also noted the Fund’s asset levels were still too low to achieve significant economies of scale and that the matter of such economies with respect to Fountain’s sub-advisory fees would be reviewed in the future as Fund assets grow.

June 2012 Meeting

At its June 2012 meeting, in connection with its review of the proposed new sub-advisory agreement with Fountain, the Board considered certain matters including information about the proposed repurchase by Fountain of  Fountain’s Class B shares from three former Fountain investment professionals; the performance of Fountain’s portion of the Fund; and a representation by a representative of Palmer Square that there would be no material changes in Fountain’s operations in connection with the proposed transaction.

The Board again reviewed the performance of Fountain’s portion of the Fund, and noted a representation by a representative of Palmer Square that Fountain’s portfolio had one of the highest positive return contributions to the Fund’s performance of all of the Fund’s sub-advised portfolios since Fountain began sub-advising the Fund in October 2011, and that Palmer Square believed the pending transaction would have benefit Fountain by making additional equity available for the investment professionals continuing to manage the firm and its client assets.  The Board also noted that the terms of the new sub-advisory agreement with Fountain would be substantially the same as those of the then-current agreement, including the sub-advisory fees to be paid by Palmer Square to Fountain, and that therefore there would be no change in the profitability of either Palmer Square or Fountain in connection with the re-appointment of Fountain as a sub-advisor to the Fund.  The Board also noted the Fund’s asset levels were still too low to achieve significant economies of scale and that the matter of such economies with respect to Fountain’s sub-advisory fees would be reviewed in the future as Fund assets grow.

Conclusions

Based on its review of the materials, at each of the April 2012 and June 2012 meetings, the Board concluded that Fountain would continue to have the capabilities, resources and personnel necessary to continue to manage its portion of the Fund.  The Board also concluded that the compensation proposed to be paid to Fountain was fair and reasonable in light of the nature and quality of the services it would provide to the Fund.  Based on these and other considerations, at each meeting the Board and the Independent Trustees approved the re-appointment of Fountain and approved the proposed sub-advisory agreement with Fountain for an initial two-year term.

Additional Information about Turner and Fountain

Turner Investments L.P.

Turner is located at 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, and is owned by Turner Investment Founders, Inc., which in turn is majority owned by Robert E. Turner.  The remaining shares of Turner Investment Founders, Inc. are owned by various Turner employees.  Turner provides investment advisory services to investment companies, and as of December 31, 2011, managed $13.4 billion in assets.

Turner’s portion of the Fund is managed by Christopher Baggini, CFA.  Mr. Baggini is a Senior Portfolio Manager/Security Analyst for Turner and joined Turner in 2010.

Turner also provides investment advisory services to the Turner Titan Fund, a registered investment company with the same investment strategies as Turner’s portion of the Fund, and receives compensation from the Turner Titan Fund at an annual rate of 1.50% of that Fund’s average daily net assets.  As of June 29, 2012, the Turner Titan Equity Fund had $25,624,000 in net assets.  For the period February 7, 2011(commencement of operations) thru September 30, 2011, Turner waived approximately $68,000 in advisory fees with respect to the Turner Titan Fund.

The names and principal occupations of the principal executive officers and directors of Turner are listed below:

Name	Principal Occupation/Title
Thomas R. Trala	Chief Operating Officer, Chief Financial Officer, Secretary
Robert E. Turner	Chief Investment Officer
Mark D. Turner	President and Senior Portfolio Manager

Christopher K. McHugh	Vice President and Senior Portfolio Manager
Brian F. McNally	General Counsel and Chief Compliance Officer

Each of the principal executive officers and directors of Turner is located at 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312.

Fountain Capital Management, L.L.C.

Fountain is located at 11551 Ash Street, Leawood, Kansas 66211, and is owned by FCM Management, LLC, which in turn is owned by Laurence H. Powell, Zachary A. Hamel, Kenneth P. Malvey, and various other Fountain employees.  Fountain provides investment advisory services to private investment funds, and as of June 30, 2012, managed $1.2 billion in assets.

Fountain’s portion of the Fund is managed by Douglas E. Campbell, CFA, CPA, Gregory D. Murphy, CFA, CPA, Paul I. Carey, CFA, Erin Carney, CFA, and Adam Peltzer, CFA, CPA.  Mr. Campbell is a founding partner and has been Chief Executive Office of the firm since 2008.  Mr. Murphy is a partner and has been a Portfolio Manager of the firm since 2000.  Mr. Carey is a partner and has been a Portfolio Manager of the firm since 2002.  Ms. Carney is a partner and has been a Portfolio Manager of the firm since 2004.  Mr. Peltzer is a partner and has been a Portfolio Manager of the firm since 2006.

The names and principal occupations of the principal executive officers and directors of Fountain are listed below:

Name	Principal Occupation/Title
Douglas E. Campbell	Manager/ Chief Compliance Officer
Zachary A. Hamel	Manager
Kenneth P. Malvey	Manager
Erin E. Carney	Manager
Gregory D. Murphy	Manager
Paul I. Carey	Manager
Adam T. Peltzer	Manager

Each of the principal executive officers and directors of Fountain is located at 11551 Ash Street, Leawood, Kansas 66211.

Terms of Sub-Advisory Agreements

Each sub-advisory agreement will remain in effect for an initial two-year period.  After the initial two-year period, each sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to the sub-advisory agreement or “interested persons” of Palmer Square, the relevant sub-advisor or the Trust.

Each sub-advisory agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, or by the relevant sub-advisor or Palmer Square, upon 60 days' written notice to the other party.  Additionally, each sub-advisory agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the advisory agreement between the Trust and Palmer Square with respect to the Fund.

Each sub-advisory agreement provides that the relevant sub-advisor under such agreement shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the sub-advisory agreement, except for a loss resulting from a breach of fiduciary duty, or for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or from reckless disregard by the sub-advisor of its duties under the sub-advisory agreement.

All sub-advisory fees are paid by Palmer Square and not the Fund.  Because Palmer Square pays each sub-advisor out of the fees received by Palmer Square from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Turner as a new sub-advisor, or the re-appointment of Fountain as a sub-advisor, to the Fund.

General Information

The principal executive offices of the Trust are located at 803 West Michigan Street Milwaukee, WI 53233.  The Trust’s co-administrators are Mutual Fund Administration Corporation and UMB Fund Services, Inc. (“UMB”).  UMB also serves as the Trust’s transfer agent.  The Trust’s distributor is Grand Distribution Services, LLC (“Grand”).  UMB and Grand are located at 803 W. Michigan Street, Milwaukee, Wisconsin  53233.  The Fund’s custodian is JP Morgan Chase Bank, N.A., 14201 Dallas Parkway, Dallas, Texas 75254. Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request. Requests for such reports should be directed to Palmer Square Absolute Return Fund, 803 West Michigan Street, Milwaukee, WI  53233-2301, or by calling 1-866-933-9033.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the Palmer Square Absolute Return Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of July 13, 2012
Charles Schwab & Co Inc.	Class I	45.24%
National Financial Services Inc. For Exclusive Benefit Of Our Customers	Class I	43.31%

As of July 13, 2012, none of the Trustees and officers of the Trust owned any shares of the Palmer Square Absolute Return Fund.  In addition, there were no shareholders owning as of record more than 5% of Palmer Square Absolute Return Fund Class A shares.